Exhibit 99.1

Contact:
Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Bill Gordon – Media Relations Phone: 212-724-6312

PROVECTUS BIOPHARMACEUTICALS’ PROTOCOL FOR PHASE 2 STUDY OF MECHANISM OF ACTION OF

PH-10 ON IMMUNOLOGIC MAKERS OF PSORIASIS NOW AVAILABLE ONLINE

Study Will Assess Effects Of PH-10 On Immunologic Makers of Psoriasis

KNOXVILLE, TN December 23, 2014 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company (“Provectus”), announced today that the protocol for its phase 2 study of the mechanism of action of PH-10 in psoriasis is now available on ClinicalTrials.gov, Identifier NCT02322086: https://www.clinicaltrials.gov/ct2/show/NCT02322086.

The protocol states that the multicenter study is designed to assess treated psoriatic plaque for “changes in immunologic, structural and hyperproliferative state and for any evidence of cellular atypia” when treated with PH-10 and to “correlate observed changes in the skin with clinical response to treatment.” These assessments are expected to advance the understanding of the mechanism of action of PH-10 in psoriasis and other inflammatory dermatoses, such as atopic dermatitis, and further substantiate the safety profile of the agent.

The study will enroll up to 30 subjects with mild to moderate plaque psoriasis. Subjects will apply vehicle daily for 28 consecutive days followed by active PH-10 daily for 28 consecutive days to their psoriatic plaques. Biopsies of one plaque will be collected at baseline and immediately after completion of vehicle application and PH-10 application. This will allow data from each subject to serve as an internal control for assessment of clinical and cellular response to PH-10. Biopsy specimens will be assessed for changes in epidermal hyperplasia (i.e., disordered condition of the skin creating thickening and scaling); infiltration with immune cells; and molecular markers of inflammation. Correlation of clinical response to these cellular and molecular changes will be performed at the plaque level using Psoriasis Severity Index (PSI) assessment data.

Safety will be assessed by monitoring the frequency, duration, severity and attribution of clinical adverse events; evaluating changes in laboratory values and vital signs; and by correlation of clinical adverse events with observed histopathologic and immunohistopathologic changes in the skin.

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Eric Wachter, PhD, Chief Technology Officer of Provectus, noted, “By capturing data at the clinical and cellular level, this study should allow us to establish how PH-10 affects psoriatic plaque and other similar inflammatory diseases of the skin, and to relate the safety profile from earlier studies to such effects. We believe that understanding these effects with this level of detail will allow us to properly position PH-10 within the competitive landscape and should provide crucial safety data to support extended dosing.”

Dr. Wachter added, “We expect this effort to provide a comparable level of understanding of the effects of PH-10 in diseased skin to the keen insight we have gained through our clinical and nonclinical mechanism studies of PV-10, Provectus’ novel investigational cancer drug, in melanoma and other cancers. Because there are no good model systems for psoriasis, we believe this study affords a critical opportunity to link the clinical effects we have observed to changes in well established immunologic drivers of the disease.”

The study will be performed at three centers in the United States, with enrollment expected to commence by mid-January 2015.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has recently completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014), and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with a phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary;

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as liver cancer, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as liver cancer;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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